Exhibit 99.1

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT PERVASIP:
Haris Tajyar	Paul H. Riss
Managing Partner	Chief Executive Officer
Ph: 818-382-9702	Ph: 212-404-7633
htajyar@irintl.com	phriss@pervasip.com

FOR IMMEDIATE RELEASE
JUNE 3, 2008

PERVASIP CORPORATION SECURES $1.4 MILLION FINANCING

WHITE PLAINS, N.Y. and LOS ANGELES, CA – June 3, 2008 – Pervasip Corporation (OTCBB: PVSP), a leading provider of wholesale Voice over Internet Protocol (VoIP) broadband telephone services, today announced that it has secured $1.4 million in debt financing from the sale of secured term notes to an accredited institutional investor (“Investor”).  The proceeds from the loan will primarily be used to support the ongoing growth of the Company’s voice-over-broadband wholesale services provided by its wholly-owned subsidiary, VoX Communications Corporation.

In connection with the financing, the Company also amended and restated four existing secured term notes issued to the Investor and its affiliates in the principal amounts of $1,966,667, $1,428,000, $3,400,000 and $600,000, and extended the expiration date of existing common stock purchase warrants held by the Investors from 2017 to 2022.

“We believe the  continued support of our investors  through these additional funds, as well as the restructuring of our existing terms is a strong testament to our company’s improving financial situation and the market’s acceptance of our VoIP broadband telephone services,” said Paul Riss, Pervasip's CEO.  “Although our revenues for the past quarter will be significantly less than anticipated, these additional funds should provide us with the necessary financial flexibility to successfully meet our business objectives, and more importantly, take us one step closer toward achieving profitability,” concluded Mr. Riss.

To be added to Pervasip’s investor list, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About Pervasip

Pervasip Corp., through its wholly-owned subsidiary VoX Communications, delivers wholesale Voice over IP (VoIP) broadband telephone services for the residential and small business markets. Leveraging a nationwide VoIP network and internally-developed proprietary software and product features, VoX offers a private label digital voice program sold to cable operators, carriers, CLECs, ISPs and resellers. The Company differentiates itself through a unique combination of high quality voice services, flexible back office capabilities and automated provisioning systems that enable a quick turn-up for service providers at attractive margins. VoX offers a feature-rich, low-cost, high-quality alternative to traditional phone services. In addition the Company offers carrier-type services for voice origination and termination, as well as 800 and other IP-based services. For more information, please visit www.voxcorp.net and www.pervasip.com.

Forward Looking Statements: This release contains forward-looking statements that involve risks and uncertainties. Pervasip’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control.  For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Pervasip’s Annual Report on Form 10-KSB for the year ended November 30, 2007 and any subsequent SEC filings.

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